Exhibit 10.17

November 8, 2015

Maulik Datanwala

1560 NW 100th DR

Gainesville FL 32606

Re:	Offer of Employment with PowerSchool

Dear Maulik:

We are pleased to extend an offer to you to join our team. This letter, along with the attached Exhibits A and B, will confirm the terms of employment with PowerSchool Group LLC (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). The terms of our offer are as follows:

1.     You will be the Vice President of Services of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”) and the Company’s Board of Managers (“Board”). In this capacity, you will have the responsibilities and duties consistent with such position.

2.     Your starting base salary will be $220,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases; provided, however, that any decreases shall not be greater than 20% of your then current base salary, which decrease would only be done in conjunction with a general decrease affecting similarly ranked employees. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

You will also be eligible to receive a bonus of up to 35% of your average base salary per fiscal year (the “Bonus”). This Bonus will be awarded at the sole discretion of the CEO and/or the Board, based on their determination as to your achievement of predetermined operational and financial objectives (“MBO”s). In addition, you will be eligible for an additional bonus of up to 20% of your base salary per year (the “Stretch Bonus”), awarded at the sole discretion of the CEO and/or the Board, based on the CEO’s and/or the Board’s determination as to your achievement of “stretch” targets. Notwithstanding the foregoing, any such Bonus for fiscal year 2015 shall be pro-rated for the amount of time you have been employed by the Company.

The Bonus formula and associated MBOs shall be established by the CEO and the Board, in their sole discretion after consultation with you, and communicated in writing to you from time to time. Any bonus earned for a fiscal year shall be paid no later than 30 days after completion and approval by the CEO and the Board of the applicable fiscal year’s financial statements and MBOs. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year in which the fiscal year ends.

3.     You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees.

4.     Your position is based in the Folsom, California area. Your duties may involve some domestic and international travel. The parties hereto acknowledge that you intend to relocate to the Folsom area, the Company shall provide you and your family with a round-trip coach airfare trip from Gainesville to Folsom for such relocation; provided that such airfare shall be booked in a manner that is consistent with the travel and expense policies of the Company in effect from time to time. After your relocation to Rancho

Cordova, the Company will supplement your salary by an amount equal to the net after-tax housing and utility expenses you may incur in the Folsom area (“Duplicate Housing Costs”) for up to three (3) months in an amount not to exceed $5,000 per month. In addition, the Company shall reimburse you for reasonable moving and relocation expenses (“Relocation Expenses”) in connection with your relocation to the Folsom area in an amount not to exceed $20,000 unless approved by the CEO and/or Board in advance; provided that these expenses shall be documented and provided further that such expenses shall not include (a) any losses (whether or not realized) incurred by you in connection with the sale of your existing residence and (b) any broker fees and/or commissions (whether incurred in connection with the sale of your existing residence or the purchase of your new residence). In the event that you terminate your employment without Good Reason or the Company terminates your employment for Cause, in each case, within the first twelve (12) months following your relocation to Folsom, you shall promptly, unless waived by the Board in its sole discretion, remit to the Company any Duplicate Housing Costs and Relocation Expenses for which you have been paid or reimbursed. In the event that you are entitled to any amounts from the Company upon such termination, to the maximum extent permitted by law, any amounts owed to the Company pursuant to the foregoing may be deducted from such payments and you will timely execute any documents necessary to facilitate such deduction.

5.     You will be eligible to receive that number of units (the “Management Incentive Units”) of Severin Topco, LLC or one of its affiliates (“Ultimate Parent”), which units shall be Management Incentive Units under Ultimate Parent’s Limited Liability Company Operating Agreement (as amended, the “LLC Agreement”) and which shall represent approximately 0.20% of the fully converted units of Ultimate Parent at the time of issuance. Such Management Incentive Units will be subject to the terms (including the participation threshold) as set forth in the LLC Agreement and a Management Incentive Unit Agreement (the “MIU Agreement”). The grant of such Management Incentive Units is subject to the Ultimate Parent’s Board of Managers’ approval and the execution of an MIU Agreement. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Management Incentive Units and any specific grant of Management Incentive Units to you will be provided upon approval of such grant by the Board of Managers of Ultimate Parent.

6.     There are some formalities that you need to complete as a condition of your employment:

- You must carefully consider and sign the Company’s standard “Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

- So that the Company has proper records of inventions that may belong to you, we ask that you also complete each of Schedule 1 and Schedule 3 attached to Exhibit A.

- You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Schedule 2 attached to Exhibit A.

7.     We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

8.     Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9.     If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, (i) you will be entitled to receive a severance payment equal to six (6) months of base pay, less deductions and withholdings required by law or authorized by you (the “Severance Pay”) and (ii) Ultimate Parent shall have the option to repurchase your vested Management Incentive Units, if any, at fair market value, as determined in good faith by the Board of Managers of Ultimate Parent. For the avoidance of doubt, any vested Management Incentive Units that are not repurchased pursuant to the immediately preceding sentence shall remain outstanding pursuant to the terms of the LLC Agreement and the applicable MIU Agreement(s) and any unvested Management Incentive Units shall automatically terminate and be cancelled with no further action required by any party. For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees or agents and you do not revoke such release during any applicable revocation period and (ii) have not breached the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. The Severance Pay shall be paid in equal monthly installments starting as of the month following the month in which any applicable revocation period for the release described above lapses, provided you have not revoked the release during such revocation period.

10.     You shall not make any statement regarding your employment or the termination of your employment (for whatever reason) that is not agreed to by the Company; provided, that you may indicate the following without the Company’s approval: that you worked for the Company, your job title and job function. Except as compelled by applicable law, you shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

11.     While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this letter and Section 9 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12.     Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13.    It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

14.    This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

15.    In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail. Notwithstanding the definition of the term “Group” set forth in Exhibit A, the term “Group” shall be defined as follows: “Group” includes the Company, Ultimate Parent and their respective subsidiaries engaged in the same or similar existing or intended line of business as the Company, Ultimate Parent and their respective subsidiaries.

16.    Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.     The effective date of employment under the terms of this offer is expected to be on or about December 17, 2015.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Hardeep Gulati
Hardeep Gulati
Chief Executive Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Maulik Datanwala	Date signed: 11/8/2015
Signature
Name: Maulik Datanwala

LIST OF EXHIBITS

Exhibit A: Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement

Exhibit B: Certain Definitions

EXHIBIT A

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement

CALIFORNIA

CONFIDENTIALITY, INVENTION ASSIGNMENT, NON-SOLICIT AND ARBITRATION AGREEMENT

As a condition of your employment employment with PowerSchool Group, LLC or one of its affiliates (as such company’s name may change from time to time and including such company’s parents, subsidiaries, affiliates, successors or assigns, the “Company”) and in consideration of your employment, you and the Company agree to the following:

For purposes of this Agreement, references to the “Group” means the Company, and its affiliates engaged in the same line of business or contemplated business as the Company.

1.	CONSIDERATION FOR AGREEMENT.

You understand that the Group is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Group to preserve and protect its “Proprietary Information” (as defined in Section 2 below), its rights in “Inventions” (as defined in Section 4 below) and in all related intellectual property rights.

You acknowledge that as a result of your employment with the Group and/or its predecessors, you have access to and/or may receive confidential information, trade secrets, and/or specialized training from the Group, each of which would constitute good and valuable consideration in support of your obligations made under this Confidentiality, Invention Assignment, Non-Solicit, and Arbitration Agreement (this “Agreement”). As additional consideration, you may also have the opportunity to develop valuable business relationships with employees, agents, suppliers, and customers of the Group and to use the Group’s resources and goodwill in the marketplace to develop those relationships. Finally, by your signature below, you acknowledge that the commencement of your employment with the Company (subject to Section 9) which the Company would not allow but for your execution of this Agreement is also consideration in support of your return promise to maintain the confidentiality of all specialized knowledge and confidential information as well as your promise to adhere to the other restrictions listed in this Agreement.

2.	PROPRIETARY INFORMATION.

You understand that your employment creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you or created by you that relates to the business of the Group or to the business of any of the Group’s customers, licensees, suppliers or any other party with whom the Group agrees to hold information of such party in confidence (the “Proprietary Information”).

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium (paper, electronic, in your memory, or otherwise stored or recorded) now known or hereafter known, created or invented, whether oral or written and regardless of whether it is marked as confidential, proprietary or a trade secret. The term “Proprietary Information” includes, without limitation, the following information and materials, whether having existed, now existing or developed or created by you or on your behalf during your term of employment with the Company or its predecessor:

A)	All information and materials relating to the existing software products and software in the various stages of research and development, including, but not limited to, source codes, object codes, design specifications, design notes, flow charts, graphics, graphical user interfaces, coding sheets, product plans, know-how, negative know how, test plans, business investment analysis, marketing and functional requirements, algorithms, product bugs and customer technical support cases which relate to the software;

B)

Internal business information, procedures and policies, including, but not limited to, licensing techniques, vendor names, other vendor information, business plans, financial information, budgets, forecasts, product margins, product costs, service and/or operation manuals and related documentation including drawings, and other such information, whether written or oral, which relates to the way the Group conducts or intends to conduct its business;

C)

All legal rights, including but not limited to, Trade Secrets (as that term is defined under applicable law), pending patents, Inventions (as that term is defined in section 4 below) and other discoveries, claims, litigation and/or arbitrations involving the Group, pending trademarks, copyrights, proposed advertising, public relations and promotional campaigns and like properties maintained in confidence;

D)

Any and all customer or prospect sales and marketing information, including but not limited to sales forecasts, marketing and sales promotion plans, product launch plans, sales call reports, competitive intelligence information, customer information, customer lists, customer needs and buying habits, sales and marketing studies and reports, internal price list, discount matrix, customer data, customer contracts, pricing structures, customer negotiations, customer relations materials, customer service materials, past customers, and the type, quantity and specifications of products purchased, leased or licensed by customers of the Group;

E)

Any and all confidential employee information, including, but not limited to, internal organization, lists of employees or consultants, employee compensation, phone list, and any information regarding such employees or consultants, except such limited personnel information employees are entitled to disclose or communicate pursuant to the National Labor Relations Act or other applicable law;

F)	Any information obtained while working for the Group which gives the Group a competitive advantage;

G)	Any other knowledge or information regarding the property, business, and affairs of the Group which the Group endeavors to keep confidential or which the Group believes to be confidential; and

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

H)	Any and all other Trade Secrets.

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium now known or hereafter invented, whether oral or written and regardless of whether it is marked as confidential, proprietary or a Trade Secret. You understand and agree during your employment with the Company or thereafter to treat and preserve Proprietary Information and materials as strictly confidential. Except as authorized by the Company’s Chief Executive Officer (but in all cases preserving confidentiality by following Company policies and obtaining appropriate non-disclosure agreements), you further agree that you will not directly or indirectly transmit or disclose Proprietary Information to any person, corporation, or other entity for any reason or purpose whatsoever, except in connection with the performance of your job.

You understand and agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After termination of your employment for any reason, you will not use in any manner or disclose any Proprietary Information, except to the extent compelled by applicable law; provided that in the event you receive notice of any effort to compel disclosure of Proprietary Information for any reason, you will promptly and in advance of disclosure notify Company of such notice and fully cooperate with all lawful Company or Group efforts (through their counsel or otherwise) to resist or limit such disclosure.

Proprietary Information does not include information (i) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (ii) that was or becomes generally available to the public, other than as a result of any act or omission on your part.

3.     THIRD PARTY INFORMATION. You recognize that the Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Group and such third parties, during the term of your employment, and at all times thereafter to the maximum extent permitted by applicable law, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Group consistent with the Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Group or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Chief Executive Officer of the Company. All rights and benefits afforded to the Company under this Agreement shall apply equally to the owner of the third party information with respect to the third party information, and such third party is an intended third party beneficiary of this Agreement, with respect to the third party information. You further agree to conform to the Company’s privacy policies, as amended from time to time.

4.     INVENTIONS.

4.1     Prior Inventions. You have attached hereto as Schedule 1 a complete and accurate list describing all Inventions (as defined below) which were discovered, created, invented, developed or reduced to practice by you prior to the commencement of your employment by the Company and have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”), which belong solely to you or belong to you jointly with others, which relates in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development and which are not assigned to the Group hereunder; or you have initialed Schedule 1 to indicate you have no Prior Inventions to disclose.

If, in the course of your employment with the Company, you incorporate or cause to be incorporated into a Group product, service, process, file, system, application or program a Prior Invention owned by you or in which you have an interest, you hereby grant the Group member a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sub-licensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

4.2     Disclosure of Inventions. You will promptly disclose to the Company all Inventions that you make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of your employment, and for a period of three (3) months thereafter, whether or not in the course of your employment, and whether or not such Inventions are patentable, copyrightable or protectable as Trade Secrets. In conformance with California Labor Code section 2871, such disclosures shall be made in confidence to the Company. For purposes of this Agreement, “Inventions” means without limitation, formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and not patentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, Internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, Trade Secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses related to any of the foregoing.    You recognize that Inventions or Proprietary Information relating to your activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within three (3) months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while you were employed by the Company. Accordingly, you agree that such Inventions and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company and are to be assigned, subject to section 4.7 below, to the Company pursuant to this Agreement and applicable law unless and until you have established the contrary by clear and convincing evidence.

4.3     Work for Hire; Assignment of Inventions. You acknowledge and agree that any copyrightable works prepared by you either alone or jointly with others within the scope of your

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

employment are “works made for hire” under the Copyright Act and that the Company (or Group member, as applicable) will be considered the author and owner of such copyrightable works. Any copyrightable works the Company or a Group member specially commissions from you while you are employed with the Company shall be deemed a work made for hire under the Copyright Act and if for any reason a work cannot be so designated as a work made for hire, you agree to and hereby assign to the Company (or Group member, as applicable) all rights, title and interest in and to said work(s) and the related copyrights. You agree to and hereby grant the Company (or Group member, as applicable) a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sub-licensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works you create during the time you are employed with the Company that for any reason do not qualify as a work made for hire, that were not specially commissioned by the Group, or both, but that relate in any way to the business(es) of the Group. You agree that all Inventions that (i) are developed using equipment, supplies, facilities or Proprietary Information or Trade Secrets of the Group, (ii) result from work performed by you for the Group, and/or on Company time or (iii) relate to the Group’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company (or Group member, as applicable) and you agree to and hereby irrevocably assign the Assigned Inventions to the Company (or Group member, as applicable).

4.4     Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions, you hereby irrevocably transfer and assign to the Company (or Group member, as applicable): (i) all worldwide patents, patent applications, copyrights, mask works, Trade Secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Assigned Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Assigned Inventions, even after termination of your work on behalf of the Group. “Moral Rights” mean any rights to claim authorship of any Assigned Inventions, to object to or prevent the modification of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

4.5     Assistance. Whether during or after your employment, and without additional compensation, you agree to do any act and/or execute any document deemed necessary or desirable by the Company (or Group member, as applicable) in furtherance of perfecting, prosecuting, recording, maintaining, enforcing and protecting the Group’s rights, title and interest in and to, any of the Assigned Inventions. In the event that the Company (or Group member, as applicable) is unable for any reason to secure your signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of, or to enforce, any intellectual property, you hereby irrevocably designate and appoint the Company’s (or Group member’s, as applicable) duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Assigned

Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Assigned Inventions, all with the same legal force and effect as if executed by you.

4.6     Exceptions to Assignment. You understand and acknowledge that the provisions of this Agreement requiring the assignment of inventions to the Company do not apply to any Invention that qualifies fully under the provisions of California Labor Code Section 2870, a copy of which is attached hereto as Schedule 3. You further understand and agree that the provisions of Section 2870 do not apply to any Invention for which full title is required to be in the United States, as required by contracts between the Company and the United States or any of its agencies. You will advise the Company promptly in writing of any Invention which you believe meets the criteria in Section 2870 of the California Labor Code and you will at that time provide to the Company in writing all evidence necessary to substantiate your belief.

4.7     Applicability to Past Activities. To the extent you have been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), you agree that if and to the extent that, during the Prior Engagement Period: (i) you received access to any information from or on behalf of the Company that would have been Proprietary Information if you had received access to such information during the period of your employment with the Company under this Agreement; or (ii) you conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of your employment with the Company under this Agreement; then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

5.     NO BREACH OF PRIOR AGREEMENT.    You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition, non-solicitation, non-interference or other restrictive covenant or similar agreement with any former employer or other party. You represent that you have not brought and will not bring with you and have and will not use in the performance of your duties for the Company (or Group member, as applicable) any documents or materials or intangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the Company (or Group member, as applicable).

6.     CONFLICTING ACTIVITIES. You understand that your employment with the Company requires your undivided attention and effort during normal business hours. While you are employed by the Company, you will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes only, is performed in non-work periods, and will not require you to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Group, (iii) make preparations, alone or with others, to compete with the Group in

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

the future, or (iv) appropriate for your own benefit business opportunities pertaining to the Group’s business. The obligations imposed on you under this Section 6 are in addition to, and do not supplant, any similar obligations you may have to the Group under the common law or by statute.

7.     NON-SOLICITATION. You agree that:

7.1    To the fullest extent permitted under applicable law, during your employment and at any time following the termination of your relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, you will not directly or indirectly use Proprietary Information or Trade Secrets to solicit or otherwise take away the Group’s customers or suppliers, or to otherwise unfairly compete with the Company or the Group.

7.2    To the fullest extent permitted under applicable law, during your employment with the Company and for a period of one (1) year thereafter, you will not directly or indirectly, on your own behalf or on behalf of others, solicit away nor induce or attempt to solicit away or induce any employees or consultants of the Group (or who was an employee or consultant of the Group within the six (6) months preceding the date of any such prohibited conduct) to terminate their relationship with the Group, or to apply for or accept employment with or otherwise provide services to you or a third party, for your own benefit or for the benefit of any other person or entity.

8.	OBLIGATIONS UPON TERMINATION.

8.1    Return of Company Property. At the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) (i) any and all documents and materials of any nature (including physical or electronic copies) pertaining to your work, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items and (ii) all property belonging to the Group or any third party which provided property to you in connection with your employment such as computer, laptops, personal digital assistants, cell phones, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Group. Upon Company request, you will execute a document confirming your compliance with this provision and the terms of this Agreement.

8.2     Notification of New Employer. Before you accept employment or enter in to any consulting or other professional or business engagement with any other person or entity while any of Section 7 is in effect, you will provide such person or entity with written notice of the provisions of Section 7 and will deliver a copy of the notice to the Company. You hereby grant consent to notification by the Company to your new employer about your rights and obligations under this Agreement.

9.     AT WILL EMPLOYMENT. You understand and acknowledge that your employment with the Company is for no specified term and constitutes “at-will” employment. You also understand that any representation to the contrary is unauthorized and not valid unless made in writing and signed by the Chief Executive Officer of the Company. Accordingly, you acknowledge that your employment relationship may be terminated at any time, with or without good cause or for any or no cause, at your option or at the option of the Company, with or without notice. You further acknowledge that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

10.	ARBITRATION.

10.1    You and the Company agree that all claims, complaints, controversies, grievances, or disputes that arise out of or relate in any way to your relationship with the Company or the Group or their directors, officers, managers, employees or members, whether based on contract, tort, statutory, or any other legal theory, (the “Covered Claims” as further defined below) shall be submitted to mandatory, binding arbitration in Sacramento County, California before a neutral arbitrator who is licensed to practice law in the State of California. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered in accordance with the procedures set forth in the Dispute Resolution Addendum appended hereto as Schedule 2 (the “Addendum”), all of which are incorporated into this Agreement by this reference.

10.2     Covered Claims include all claims under federal, state or local law arising out of or relating to your application for employment with the Company, any offer of employment made by the Company, your actual employment by the Company, the breach of any employment agreement, the termination of your employment with the Company, or any other aspect of your relationship with the Company, including claims that do not relate to your employment with the Company, claims that you may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, and claims that the Company may have against you. Covered Claims include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, sexual orientation, or any other characteristic protected by law), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act. The parties specifically agree that the Covered Claims include claims under the Fair Labor Standards Act, the California Labor Code, and other federal, state, or local laws governing wages, hours and working conditions, including, but not limited to, claims for overtime, unpaid wages, and meal period and rest break violations. For avoidance of doubt, all disputes regarding the validity of this Agreement, the validity of the arbitration provisions of this Agreement, or whether any particular claim or matter is included within the scope of the arbitration provisions of this Agreement, are Covered Claims subject to arbitration as described herein.

10.3.     Specifically excluded from the definition of Covered Claims are claims for workers’ compensation, unemployment compensation benefits, or any other claims that, as a matter of law, the parties cannot agree to arbitrate.

10.3 While you are not required to do so before serving an arbitration demand under Section f) of the Addendum, nothing in this Addendum shall be interpreted to prohibit or preclude the filing of

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

complaints with the California Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the National Labor Relations Board. For the avoidance of doubt, if you choose not to file an administrative charge or complaint before commencing an arbitration in accordance with this Section 10 and the Addendum, your arbitration demand must be served within the applicable time period for filing a charge with the relevant agency in order to be timely filed.

10.4    This binding arbitration procedure shall supplant and replace claims in court (except as specified herein), and you expressly waive the right to a civil court action before a jury.

10.5    All Covered Claims under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding. You agree that the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration. To the extent the arbitrator determines that this class/collective action waiver is invalid, for any reason, this entire Section 10 shall be null and void but only with regard to that particular proceeding in which the arbitrator invalidated this class/collective action waiver and this Section 10 shall remain in full force and effect with respect to any Covered Claims other than that covered by such class/collective action proceeding.

11.	GENERAL.

11.1    Injunctive Relief. Notwithstanding the arbitration provisions in Section 10 or anything else to the contrary in this Agreement, you and the Company understand and agree that a breach of one party’s obligations under Sections 2, 3, 4, 6 or 7 of this Agreement may result in irreparable and continuing damage to the other party for which monetary damages will not be sufficient, and agree that both parties will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or after an arbitration is pending between the parties under Section 10 of this Agreement, a temporary restraining order, preliminary injunction or similar emergency relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration under Section 10 with respect to any Covered Claims.

11.2    Waiver of Breach. The failure of the Company at any time, or from time to time, to require performance of any of your obligations under this Agreement shall not be deemed a waiver of and shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time. The waiver by Company of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

11.3    Assignment. This Agreement will be binding upon your

heirs, executors, administrators and other legal representatives and will be for the benefit of the Group, its successors, its assigns and licensees. This Agreement, and your rights and obligations hereunder, may not be assigned by you; however, the Company may freely assign its rights hereunder.

11.4    Partial Invalidity. If any provision of this Agreement or the application of such provision is held unenforceable for any reason, then such provision shall be modified to the extent necessary to render it enforceable (except as otherwise provided in Section 10.5 above), or, if held impossible to modify and render enforceable, then severed from this Agreement and the remainder of this Agreement shall not be affected.

11.5    Notice. Unless your offer letter states otherwise, you agree to use reasonable efforts to provide the Company 14 days’ notice to terminate your employment with the Company; provided, however, that this provision shall not change the at-will nature of the employment relationship between you and the Company.

11.6    Non-Disparagement. During and after your employment with the Company, except to the extent compelled or required by law, you agree you shall not disparage the Group, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent you from: engaging in concerted activity relative to the terms and conditions of your employment and in communications protected under Section 7 of the National Labor Relations Act, or any statute of similar effect. Nothing in this Agreement shall be interpreted to prohibit or preclude the filing of complaints with the California Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the National Labor Relations Board.

11.7    Applicable Law. This Agreement shall be governed by the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

11.8    Entire Agreement. This Agreement along with Schedules 1, 2 and 3, and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. Notwithstanding the foregoing, Sections 2, 3, 4, 5, 6, 7, 8 and 11 of this Agreement do not supplant any rights the Group may have under the common law or by statute. Headings are provided for convenience only and do not modify, broaden, define or restrict any provision. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties.

11.9    Survival. Any termination of this Agreement, regardless of how such termination may occur, shall not operate to terminate Sections 2, 3, 4, 5, 7, 8, 10 and 11 which shall survive any such termination and remain valid, enforceable and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

PowerSchool Group, LLC

By:	/s/ Hardeep Gulati	By:	/s/ Maulik Datanwala
Name: Hardeep Gulati		Name of Employee: Maulik Datanwala
Title: Chief Executive Officer

Date 11/8/2015		Date 11/8/2015

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

Schedule 1

(List of Employee’s Prior Inventions)

                         By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

                         Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

By:	/s/ Maulik Datanwala
Name of Employee: Maulik Datanwala
Date: 11/8/2015

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

Schedule 2

Dispute Resolution Addendum

a.     For purposes of this Addendum, all capitalized terms shall have the meaning set forth in the Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement (the “Agreement”) to which this Addendum is appended. “Employee” means the individual employed by or performing services for the Company or any affiliate who signed the Agreement.

b.     All Covered Claims shall be resolved exclusively by final and binding arbitration conducted privately and confidentially by a single arbitrator selected as specified in this Addendum.

c.     The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of the Agreement and this Addendum. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator.

d.     Waiver of Class Action and Collective Action Claims. Except as otherwise required by law, both parties expressly intend and agree that: (a) class action and collective action procedures shall neither be asserted nor applied in any arbitration conducted pursuant to this arbitration agreement; (b) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (c) the parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. The arbitrator shall not consolidate more than one person’s claims in the arbitration, and may not otherwise preside over any form of a collective or class proceeding.

e.     The parties understand and agree that the Agreement evidences a transaction involving interstate commerce within the meaning of 9 U.S.C. § 2, and that the Addendum shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

f.     To commence an arbitration pursuant to this Addendum, a party shall serve a written arbitration demand (the “Demand”) on the other party by certified mail, return receipt requested or by personal service. The Demand or Response (as defined below) containing a counterclaim shall be served in the manner required before the expiration of the statute of limitation(s) applicable to each claim asserted in such Demand or Response under existing law. If, at the time that a Demand or Response is served, a claim sought to be arbitrated would have been barred by the applicable limitations period had it been asserted in court, the claim shall be forever time barred, and any party may assert the limitation period as a bar to the arbitration of the claim. The claimant shall attach a copy of the Agreement and this Addendum to the Demand, which shall also describe the Covered Claim in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person, including without limitation current or former employee of Company or any affiliate, whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”) that may include one or more counterclaims and that shall describe in reasonable detail the respondent’s position in connection with the dispute and any counterclaim asserted. The Response shall also, if applicable, state the date on which any counterclaim first arose, list the names and addresses of every person, including without limitation current or former employee of Company or any affiliate, whom the respondent believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind. Both parties acknowledge that they have an ongoing duty to supplement the list of persons that either side believes does or may have information relating to the dispute

g.     Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the claimant shall request from the American Arbitration Association (“AAA”) a list of nine potential arbitrators randomly selected from the AAA’s employment arbitration panel for the area in which the hearing is required to take place or, if no employment arbitration panel exists for that area, then from the AAA’s commercial arbitration panel for that area (the “List”). The Company shall bear the cost of obtaining the List, which the AAA shall provide simultaneously to the claimant and the respondent by fax, email, hand delivery or any other expeditious mode of delivery. The AAA shall not administer the arbitration or have any role in the arbitration other than providing the List, unless the parties both agree otherwise in writing. No later than five business days after the List is received by the parties, or within such other time period as agreed by the parties in writing, they shall conduct a meeting or conference call during which they shall alternate in striking names from the List, beginning with the claimant. After each party has stricken four names from the list, the one remaining individual shall be appointed to serve as arbitrator and shall thereafter resolve the Covered Claim in accordance with this Addendum.

h.     Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Covered Claims in accordance with the substantive law of the State of California,

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

federal law as enunciated by the federal courts situated in the Ninth Circuit, and all California and federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

i.     All facts relating to or concerning the Covered Claims and arbitration, including without limitation the existence of the arbitration, the nature of the claims and defenses asserted, and the outcome of the arbitration shall be confidential and shall not be disclosed by the claimant, the respondent or the arbitrator without the prior written consent of both the claimant and the respondent. Notwithstanding the foregoing confidentiality obligation, the claimant and respondent may divulge information rendered confidential pursuant to this Addendum to the extent necessary to prosecute or defend the arbitration or any related judicial proceeding, so long as adequate steps are taken to prevent confidential information from being disclosed publicly, and the Company may disclose such information to its employees and agents in the ordinary course of their performance of their duties for the Company.

j.     Before the arbitration hearing, each party shall be entitled to take discovery depositions of three fact witnesses and, in addition, the discovery deposition of every expert witness expected to testify for the opposing party at the arbitration hearing; provided that to the extent the arbitrator concludes that applicable law would render this subsection (j) unconscionable or otherwise unenforceable, the arbitrator shall have the authority to order additional depositions sufficient to protect the enforceability of this subsection (j). Upon the written request of either party, the other party shall promptly produce documents relevant to the Covered Claim or reasonably likely to lead to the discovery of admissible evidence. Each party acknowledges that each has an ongoing duty to supplement the production of documents in response to any request received from the party. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that the arbitrator shall upon a showing of reasonable cause permit any party to take a preservation deposition of any witness for use in at any hearing in lieu of live testimony, and provided further that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in Fed.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Addendum or ordered by the arbitrator.

k.     Either party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties. The arbitrator shall have the jurisdiction to hear and rule upon pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss, a motion for summary judgment and/or any other dispositive motion by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either party, at its expense, may arrange and pay the cost of a court reporter to provide a stenographic record of the proceedings; provided, however, that if both parties desire a stenographic record or access to such record, the cost of the court reporter and such record shall be shared equally. Should any party refuse or neglect to appear for, or participate in the arbitration hearing, the arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented. Either party, upon request at the close of the hearing, shall be given leave to file a post-hearing brief. The time for filing such brief shall be set by the arbitrator.

l.     The arbitrator shall have no power to modify or deviate from the provisions of this Addendum unless both claimant and respondent consent to such modification or deviation. To the extent that any matter necessary to the efficient and timely completion of the arbitration is not governed by this Addendum, the arbitrator shall, after conferring with the parties, have the power to enter rulings and establish standards necessary, in his or her sound discretion, to resolve the matter.

m.     The Company shall be responsible for the arbitrator’s fees and expenses. Each party shall pay its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.

n.     Within thirty days after the arbitration hearing is closed, or after any dispositive motion is fully briefed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. The arbitrator’s award shall be final, non-appealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.

o.     The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this agreement to arbitrate is to provide for the submission of all Covered Claims to binding arbitration. Therefore, if any provision of this Addendum is found to be in conflict with a mandatory provision of applicable law or is otherwise void or voidable, the parties understand and agree that each such provision shall be reformed to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties’ express desire that Covered Claims be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Addendum.

p.     Either party may bring an action in court to compel arbitration under this Addendum and the Agreement, and to confirm, vacate or enforce an arbitration award, and each party shall bear its own attorney fees and costs and other expenses of such action.

[SIGNATURE PAGE FOLLOWS]

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement – California

PowerSchool Group, LLC

By:	/s/ Hardeep Gulati	By:	/s/ Maulik Datanwala
Name: Hardeep Gulati		Name of employee: Maulik Datanwala
Title: Chief Executive Officer

Date 11/8/2015		Date 11/8/2015

Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement

Schedule 3

CALIFORNIA LABOR CODE SECTION 2870 WRITTEN NOTIFICATION

REGARDING NON-ASSIGNABLE INVENTIONS

In accordance with California Labor Code Section 2872, you are hereby notified that this Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement does not require you to assign to the Company any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on your own time, and which does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by you for the Company.

You are hereby apprised of California Labor Code Section 2870, which states:

“(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

I HEREBY ACKNOWLEDGE RECEIPT of this written notification.

By:	/s/ Maulik Datanwala

Maulik Datanwala
(Printed Name of Employee)

Date:	11/8/2015

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit and Arbitration Agreement, or any other agreement between you and the Company; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Board.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(a) a material, adverse change in your duties or responsibilities with the Company; provided, that a change in your title, a change in the office to which you report or a change pursuant to which you no longer report to the CEO and the Board shall not, by itself, constitute such a material, adverse change;

(b) a reduction in your then current base salary by more than 20% or a reduction in your base salary by less than 20% which is not applied to similarly ranked employees;

(c) the relocation of your principal office for the Company (for purposes of clarity, other than reasonable travel in the course of performing your duties for the Company) to a location more than fifty (50) miles from Folsom, California; and/or

(d) the material breach by the Company of any offer letter or employment agreement between you and the Company;

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within ninety (90) days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason and (ii) the Company must have thirty (30) days following delivery of such notice to cure such event.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.